Certain information identified by [●] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as confidential

SIXTH AMENDMENT TO

AMENDED AND RESTATED CREDIT CARD PROGRAM AGREEMENT

This SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT CARD PROGRAM AGREEMENT (this “Sixth Amendment”) is entered into as of December 13, 2021 (the “Sixth Amendment Effective Date”) by and among Macy’s, Inc.,  a Delaware corporation (“Macy’s”), FDS Bank, a federally chartered stock savings bank (“FDS Bank”), Macy’s Credit and Customer Services, Inc. (f/k/a FACS Group, Inc.), an Ohio corporation (“MCCS”),  Bloomingdales, LLC, successor to Bloomingdale’s, Inc., an Ohio limited liability company (“Bloomingdale’s”) (collectively, the “Macy’s Companies”), and Department Stores National Bank, a national banking association (“Bank”), and solely with respect to Section 6(a) of this Sixth Amendment, Citibank, N.A (“Citibank”), and solely with respect to Section 6(a) of this Sixth Amendment, FDS Thrift Holding Co., Inc..

WHEREAS, the Macy’s Companies, Bank and Citibank are parties to that certain Amended and Restated Credit Card Program Agreement dated as of November 10, 2014 (the “Program Agreement”);

WHEREAS, on June 4, 2021, Bank provided Macy’s Companies with notice of termination (“Termination Notice”) effective six months from June 7, 2021 (“Termination Date”), which Termination Date was extended to December 13, 2021 upon agreement of the Parties; and

WHEREAS, the parties hereto desire to amend the Program Agreement in accordance with Section 18.5 of the Program Agreement; and

WHEREAS, Macy’s West Stores, LLC was merged out of existence.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Defined Terms. Capitalized terms used without definition in this Sixth Amendment have the meanings assigned to them in the Program Agreement.

2.	Notice of Termination Rescinded. Bank hereby rescinds its Termination Notice. Macy’s Companies hereby consent to and accept Bank’s recission of the Termination Notice.

3.	Signing Bonus. Bank will pay Macy’s, Inc. a signing bonus of [●] within [●] following the Sixth Amendment Effective Date.

4.

Macy’s Profit Share Payments.  For the avoidance of doubt, Macy’s Companies, Bank and Citibank agree that (a) the Macy’s Profit Share is due and payable by the Bank [●] to FDS Bank only and not to any other Macy’s Affiliate, (b) FDS Bank only and no other Macy’s Affiliate  has the primary obligation to Bank [●] for the items that constitute the Credit Risk Exposures (as defined in Exhibit E, (Schedule 9.5) hereto), and (c) Macy’s, Inc. is immediately obligated to Bank [●] for the items that constitute the Credit Risk Exposures to the extent FDS Bank does not or cannot, for any reason, meet its obligation to Bank when due [●] with respect the Credit Risk Exposures.  The Parties hereto further agree that the Program Agreement shall be deemed amended by this Sixth Amendment to the extent required to effect the foregoing.

5.	Amendment of Article I.

a.	The following new definition is added:

“’Libor Transition Date’ means the earliest of such date the One Month LIBOR, (i) is permanently or indefinitely no longer published, (ii) is no longer approved for use by regulators, (iii) is not in common use within the financial services industry, or (iv) such date to which the Parties mutually agree.”

b.

The following definitions are hereby deleted:   “Adverse Sales Development”, “Aggregate Bank Imposed Cumulative Costs/Lost Revenues”, “Aggregate Macy’s imposed Cumulative Costs/Lost Revenues”, “Bank Imposed Excess Costs/Lost Revenue”, “Bank Imposed Excess Costs/Lost Revenue Condition”, “Bank Reimbursable Change”, “Costs/Lost Revenues”, “Costs/Lost Revenues Statement”, “Excess Costs/Lost Revenue”, “Excess Costs/Lost Revenue Condition”, “Excess Costs/Lost Revenue Deductible”, “Macy’s Imposed Excess Costs/Lost Revenue”, “Macy’s Imposed Excess Costs/Lost Revenue Condition”, “Market Conforming Change”, “Macy’s Reimbursable Change”, and “Reimbursable Change”.

c.	The definition of “Consistent or Consistently” is amended by deleting everything up to the first proviso and replacing it with the following:

“’Consistent or Consistently’ means, with respect to any action or any Program Policy or Feature to be taken or implemented in connection with the Program, that the same action, policy, practice, procedure, feature or aspect, as the case may be is being or has been taken or implemented and applied (to the extent applicable) consistently by Citibank and its Affiliates to other Retail Services Credit Card Programs;”

6.	Amendment of Article II.

a.	Section 2.1 of the Program Agreement is amended by adding the following to the end of subparagraph (a):

[●]

        b. The Program Agreement is amended by adding a new Section 2.6 as follows:

Section 2.6       Macy’s Channel Disposition.  Notwithstanding any sale, transfer, spin-off or other disposition of all or a substantial portion of a Macy’s Channel that operates under a Macy’s Licensed Mark, or any successor thereto, in the United States or its Territories (a “Macy’s Channel Disposition”) (but excluding a disposition solely of physical store locations or retail establishments which are subject to Section 2.4), provided that such Macy’s Channel, at the time of disposition (a) operates under a Macy’s Licensed Mark or any mark similar to, or a variation or derivation of, a Macy’s Licensed Mark (any of the foregoing, a “Macy’s Channel Mark”) or, (b) for any disposition consummated on or before [●] involving a Macy’s Channel that will not operate under a Macy’s Channel Mark, (i) offers similar goods and services as those offered through such Macy’s Channel prior to the Macy’s Channel Disposition, with the intent, in whole or in part, of offering such goods and services to Macy’s Shoppers, and (ii) includes, as part of the disposition, the rights to use, directly or indirectly, the Macy’s Shopper List, such Macy’s Channel shall remain a Macy’s Channel for all purposes under this Agreement and continue to be a part of and participate in the Program as if no such Macy’s Channel Disposition occurred, including with regard to the continued acceptance of Macy’s Credit Cards and the origination of new Accounts; provided, however, that solely with respect to clause (b), Macy’s may elect not to have such Macy’s Channel remain a Macy’s Channel for all purposes under this Agreement by paying to Bank upon the consummation of the Macy’s Channel Disposition the following:  (i) [●] for any such Macy’s Channel Disposition consummated on or before [●], or (ii) [●] for any such Macy’s Channel Disposition consummated after [●] and on or before [●].  If a Macy’s Channel is required to remain a Macy’s Channel following a Macy’s Channel Disposition as provided in this Section 2.6, as a condition to consummating any such Macy’s Channel Disposition,  at or prior to the effective date of such disposition, Macy’s Companies shall obtain the written consent of the Person that is the acquiror or transferee of the Macy’s Channel, or the spun off company in the case of a spin off, to the continued participation of the Macy’s Channel in the Program, in a form and substance satisfactory to the Bank, which confirmation of satisfaction shall not be unreasonably withheld or delayed by Bank, and the Person that is the acquiror or transferee, or the spun off company in the case of a spin off shall become a party to the Agreement and included in the definition of Macy’s Companies. For the avoidance of doubt, all amounts payable by Bank to Macy’s Companies pursuant to this Agreement, including settlement amounts pursuant to Article VIII and compensation pursuant to Article IX, shall be solely payable to FDS Bank and Bank shall have fully complied with its payment obligations under this Agreement by making payments solely to FDS Bank. Notwithstanding anything to the contrary herein, Section 2.4 shall not apply to a Macy’s Channel Disposition, and, provided that a Macy’s Channel, following a Macy’s Channel Disposition, remains a Macy’s Channel for all purposes under this Agreement in accordance with the terms of this Section 2.6, a Macy’s Channel Disposition shall not be considered a Change of Control.”

7.	Amendment of Article III.

a.	Section 3.2(f) is amended by deleting said Section in its entirety and replacing it with the following:

“Macy’s Matters.  In accordance with and subject to this Section 3.2, FDS Bank shall have the ultimate decision-making authority with respect to the matters set forth on Schedule 3.2(f); provided that if any new Program Policy or Feature is implemented at Macy’s Companies’ request as a Macy’s Matter, or a material change to an existing unique, Program Policy or Feature is implemented as a Macy’s Matter and such new Program Policy or Feature or material change to a unique Program Policy or Feature is not implemented in any other Retail Services Credit Card Program, Macy’s Companies agrees that, in addition to any other Program Expenses Bank may charge in accordance with Schedule 1.1(g), any incremental costs associated with making the change and such costs shall be deemed Program Expenses and shall not be subject to, or included in the calculation of, any cost caps designated in Schedule 1.1(g) including the Bank System Cost Cap.  Bank will provide Macy’s Companies with an estimate of the incremental costs associated with making the change prior to implementation (“Cost Projection”).  All disputes related to the Cost Projection will be resolved in accordance with Section 12.3.  Notwithstanding anything to the contrary in this Agreement, any expense incurred as a result of  (i) recurring updates to existing Program Policies or Features that are unique to the Program, (ii) customization of existing “white label” features or functionality or (iii) any changes or customizations necessary to accommodate bank ownership status (e.g.,

FDS Bank versioning of Cardholder letters) shall be Program Expenses and subject to the cost caps designated in schedule 1.1(g) including the Bank System Cost Cap.”

b.	Section 3.3(b) of the Program Agreement is amended by (i) deleting subparagraph (iii) in the second sentence of this Section and (ii) deleting the last sentence in this Section.

8.	Amendment of Article IV.

a.	Section 4.2 of the Program Agreement is amended by adding the following new subparagraph (d):

“(d)  Sales Practices.  Macy’s Companies and its Affiliates shall not offer any monetary incentives to employees, subcontractors, or any other Person in connection with the taking of applications for, or the opening or usage of, Accounts, without the prior written approval of Bank.”

The Parties acknowledge and agree that the sales practices incentive approval process in place as of the Sixth Amendment Effective Date complies with this Section 4.2(d).

b.	Section 4.7(a) (iv) of the Program Agreement is hereby deleted in its entirety and replaced with the following:

“(iv) [●]The Parties agree that [●] shall be amended for [●].  The Parties will cooperate to determine the timing for [●], taking into account [●] it being understood that all costs associated with [●]will be deemed Program Expenses. Except as expressly set forth in this Section 4.7(a), changes to [●] may be made only in accordance with Article III.”

c.	Section 4.7(b) of the Program Agreement is amended by deleting the second proviso of the second sentence in said Section and replacing it with the following:

“provided, further, that prior to changing the Card Association or extending the term of the American Express agreement, Macy’s Companies will issue a Request for Proposal, including to MasterCard and Visa Card Associations, and consult with Bank on the responses received before selecting a new Card Association or extending the term of the American Express agreement.”

9.	Amendment of Article VII.

a.	Section 7.1 of the Program Agreement is amended by adding the following new sentence to the end of said Section:

“Without limiting the foregoing, if (i) both of the following credit rating agencies rate Macy’s, Inc.’s  corporate debt rating beneath the respective levels indicated below, or (ii) the corporate debt rating is withdrawn by both of the following credit rating agencies or (iii) one of the following credit rating agencies rates Macy’s Inc.’s corporate debt rating beneath the respective levels indicated below and the corporate debt rating is withdrawn by the other credit rating agency (such condition a “Credit Rating Condition”):

Credit Rating AgencyRating

Moody’s Investors Service- Corporate Family Rating:[●]

S&P Global- Issuer Credit Rating (Local Currency LT)[●]

then within [●] after a written request by Bank, Macy’s Companies shall begin providing enhanced reporting for credit sales, returns, deliveries, and In-Store Payments. The report shall be provided weekly and in a form and format that will enable Bank to track and monitor contingent liabilities generated by the Program.”

b.	The following shall be added to the end of Section 7.4(d) of the Program Agreement:

“Notwithstanding anything to the contrary in this Section or the Agreement, Macy’s Companies agrees that Bank may make the change from [●] to [●] as described below (the “Changes”).  Macy’s Companies shall cooperate in good faith with Bank to implement the Changes by the respective dates set forth herein or by such other dates as designated by Bank.  All costs associated with integrating the Macy’s Program into such Systems, including any costs for customization and Macy’s Companies’ decommissioning costs for the Macy’s Systems the Changes will replace, will be deemed Program Expenses and shall be excluded from the calculation of the Bank System Cost Cap and the Macy’s System Cost Cap, provided that the original development cost of [●]shall not be a Program Expense. Upon completion of the Changes, [●] will be deemed “Bank Systems” and “Bank In-Scope Systems” for purposes of Exhibit C to Schedule 1. 1(g).

SystemProposed Implementation Date

[●][●]

Costs[●]	[●]	[●]
Customization/Integration Program Expense (not subject to Bank System Cost Cap)*	[●]	[●]
Projected Program Expense for ongoing operation and maintenance	[●]	[●]

Program Expense associated with integration of [●]shall be as follows :

[●]

1Projections are based on connectivity to Macy's Companies’[●] systems.  Movement of these functions to a different party may result in additional one-time customization and integration charges and additional ongoing costs which would become additional Program Expense

* This is an estimate based on [●]capabilities as of [●].  This estimate may increase or decrease if Macy’s requirements change.

Proposed Changes

Further, within [●]of the Sixth Amendment Effective Date, the Parties agree to review and evaluate implementation of and confirm the associated return on investment of the following potential Systems changes (“Proposed Changes”) in accordance with Article III of the Agreement.

SystemProposed Implementation Date

[●][●]

[●][●]

Program Expenses associated with the Proposed Changes are as follows:

Customization/Integration Program Expense: [●]

(not subject to Bank System Cost Cap)*

Annual Projected Program Expense[●]

(for ongoing operation and maintenance

for Proposed Changes, if implemented)

* This is an estimate based on requirements received from Macy’s in [●].  This estimate may increase or decrease if Macy’s requirements change.

10.	Amendment of Article VIII. Section 8.3 of the Program Agreement is hereby deleted in its entirety and replaced with the following:

“Section 8.3   In-Store Payments.  Except as otherwise provided herein, Retail Merchants may accept In-Store Payments from Cardholders on Accounts in accordance with the Operating Procedures.  The Retail Merchants shall, as necessary, provide proper endorsements on such items.  Bank hereby grants to each of the Macy’s Companies and the Retail Merchants a limited power of attorney (coupled with an interest) to sign and endorse Bank’s name upon any form of payment that may have been issued in Bank’s name in respect of any Account. The Macy’s Companies, on behalf of the Retail Merchants, shall notify Bank upon receipt of In-Store Payments, and Bank shall include the Macy’s Charge Transaction Data related to such In-Store Payments in the net settlement in respect of the day immediately following such receipt on the same basis as other Macy’s Charge Transaction Data.  The Retail Merchants shall issue receipts for such payments in compliance with Applicable Law.  Each of the Macy’s Companies acknowledges and agrees that (i) all In-Store Payments (excluding, for the avoidance of doubt, any payments on Commercial Accounts, but including In-Store Payments received after the termination of this Agreement) are at all times the property of Bank, and each of the Macy’s Companies expressly and irrevocably disclaims and prospectively waives any and all right, title, claim or interest in or to the In-Store Payments at law or in equity, and  (ii) In-Store Payments do not constitute property of  the Macy’s Companies for any purpose, including without limitation under section 541 of title 11 of the United States Code. Each of the Macy’s Companies further acknowledges and agrees that, provided that, with respect to In-Store Payments on FDS Bank Accounts, Citibank complies with its obligations with respect to Schedule 2.1(b) with respect to Cardholder Indebtedness on FDS Bank-owned Accounts, Bank has the sole and exclusive right to receive and retain all In-Store Payments, and further that Bank has the sole and exclusive right to pursue collection of all amounts outstanding on any Bank-issued Account and has been granted a limited power of attorney by FDS Bank to pursue collection on all amounts outstanding on any FDS Bank-issued Account. If the Macy’s Companies or any Retail Merchant shall receive any In-Store Payments, the Macy’s Companies shall, directly or through the Retail Merchants, be deemed to hold such In-Store Payments in trust for Bank until such payments are either delivered to Bank or applied to reduce amounts payable by Bank to Macy’s Companies in accordance with the terms of this Agreement at Bank's election in its sole discretion.  The termination of this Agreement shall not affect the Macy’s Companies obligations under this Agreement with respect to In-Store Payments received after termination of this Agreement. For the avoidance of doubt, the Macy’s Companies shall be solely responsible and liable to Bank for all In-Store Payments received by any Retail Merchant as if such In-Store Payments had been paid directly to Macy’s Companies.  If a Credit Rating Condition, as defined in Section 7.1, occurs, then, upon notice by Bank to Macy’s Companies, the Retail Merchants shall stop accepting In-Store Payments.”

11.	Amendment of Article IX. Section 9.5 is deleted in its entirety and replaced with the following:

“Section 9.5  Reserve. Macy’s Companies will comply with the requirements set forth in Schedule 9.5.”

12.	Amendment of Article XI.
a.	Section 11.1 of the Program Agreement is amended by adding the following new subparagraph (d):

“(d)  As of the Sixth Amendment Effective Date, neither Macy’s Companies nor its Affiliates sell (i) firearms or (ii) High Capacity Magazines, as defined in Schedule 11.3(g), or bump stocks.”

b.	Section 11.3 of the Program Agreement is amended by adding the following new subparagraph (g):

“(g)  Firearms.  During the Term of this Agreement, each of the Macy’s Companies will comply, and cause its Affiliates to comply, with Schedule 11.3(g).  The Macy’s Companies will, upon request by Bank, no more frequently than once per calendar year, certify its compliance and the compliance of its Affiliates with this Section 11.3(g).  The Macy’s Companies will provide written notice to Bank if it, or any of its Affiliates, intends to sell firearms.”

13.	Amendment of Article XV.
a.	Section 15.1 is hereby deleted in its entirety and replaced with the following:

“The term of this Agreement shall commence on the Effective Date and this Agreement shall continue in full force and effect until March 31, 2030 (the “Initial Term”). The

Agreement shall renew automatically without further action of the Parties for a single three (3) year term (the “Renewal Term”), unless Bank provides written notice of termination at least one (1) year prior to the expiration of the Initial Term or a Macy’s Company provides written notice of termination at least six (6) months prior to the expiration of the Initial Term.”

b.	Section 15.3(b) is hereby deleted in its entirety.
14.	Amendment of Article XVIII. Section 18.25 is hereby deleted in its entirety and replaced with the following:

“Section 18.25 Survival. Upon the expiration or termination of this Agreement, the Parties shall have the rights and remedies described herein. Upon such expiration or termination, all obligations of the Parties under this Agreement shall cease, except that the obligations of the Parties pursuant to Section 3.4 (Program Relationship Managers; Bank Program Team), Article VI (Cardholder Information), Section 8.3 (In-Store Payments), Section 8.5 (Bank’s Right to Charge Back), Section 9.5 (Reserve), Article X (Intellectual Property), Article XII (Access, Audit and Dispute Resolution), Article XIII (Confidentiality), Article XVI (Effects of Termination), Article XVII (Indemnification), Section 18.8 (Waiver of Jury Trial and Venue), Section 18.9 (Governing Law; Compliance with Law) and Schedule 9.5 (Reserve Requirements) shall survive the expiration or termination of this Agreement.”

15.	Amendment of Schedule 1.1(g). Effective at the beginning of [●], Schedule 1.1(g) is amended as follows:

a.	Deleting the “Bank Servicing Charge” section in its entirety and replacing it with a new “Bank Servicing Charge” section as set forth on the attached Exhibit C.

b.	Deleting Exhibit A to Schedule 1.1(g) in its entirety and replacing it with a new Exhibit A to Schedule 1.1(g) as set forth on the attached Exhibit C.

c.	Deleting Exhibit B to Schedule 1.1(g) in its entirety.

16.	Amendment of Schedule 1.1 (i). Effective at the beginning of [●]:

a.	The definition of “Macy’s Profit Share” in Schedule 1.1(i) is deleted in its entirety and replaced with the following:

“Macy’s Profit Share” means

The Base Formula equal to the sum of:

       (a) [●]of Pre-Tax Profit with respect to [●] of [●] or less;

plus (b) [●] of Pre-Tax Profit with respect to [●] of greater than [●] and less than or equal to[●]; and

plus (c) [●] of Pre-Tax Profit with respect to [●] of greater than [●].

or, for any Fiscal Year, starting with the[●], in which the [●] for such Fiscal Year, as set forth in the chart below, has been met, the Adjusted Formula equal to the sum of:

       (a) [●] of Pre-Tax Profit with respect to [●] of [●] or less;

plus (b) [●] of Pre-Tax Profit with respect to [●] of greater than [●] and less than or equal to [●]; and

plus (c) [●] of  Pre-Tax Profit with respect to [●] of greater than [●].

The Macy’s Profit Share will be calculated monthly, using the Base Formula, based on the sum of the monthly Pre-Tax Profit for the period from the beginning of the then-current Fiscal Year through the end of the preceding Fiscal Month. Within [●] days of the end of each Fiscal Year during the Term, starting with [●], Bank will determine if the [●]for the just-ended Fiscal Year has been met.  If the [●] for the just-ended Fiscal Year has been met, Bank will calculate the difference in the Macy’s Profit Share for the just-ended Fiscal Year using the Base Formula and the Adjusted Formula and pay the amount of the difference to Macy’s Companies.

[●]

The Parties acknowledge that they have [●] for purposes of determining Macy’s Profit Share. The Parties further acknowledge that during and after [●], the Parties shall [●]. The Parties, in their discretion, will mutually agree on an appropriate method of calculating [●].  For the avoidance of doubt, Macy’s Profit Share will be calculated as illustrated in Exhibit A to Schedule 1.1 (i).

Notwithstanding the foregoing, in the event that Macy’s, Inc. fails to timely comply with its obligation pursuant to Schedule 9.5 to provide Bank with a Letter of Credit as required, then, solely for the purpose of allowing Bank to retain funds to establish a cash account in an amount equal to the LC Reserve Amount (the “LC Reserve Account”), the Macy’s Profit Share will be calculated monthly , using a modified formula (“Modified Formula”) equal to the sum of:

(a) [●] of Pre-Tax Profit with respect to [●] or less;

plus (b) [●] of Pre-Tax Profit with respect to [●]of greater than [●] and less than or equal to [●]; and

plus (c) of Pre-Tax Profit with respect to [●] of greater than [●].

The Modified Formula shall be used to calculate the Macy’s Profit Share and applied prospectively, beginning with the month in which the failure to timely provide the Letter of Credit occurred and shall continue through the earliest to occur of (i) the end of the month in which Macy’s, Inc. furnishes the required Letter of Credit, (ii) the end of the month in which Macy’s, Inc. is no longer required to maintain the Letter of Credit, and (iii) the date as of which Bank has retained the LC Reserve Amount through application of the Modified Formula.  For the avoidance of doubt, any amounts in excess of the LC Reserve Amount retained by Bank through the application of the Modified Formula shall be paid to Macy’s Companies in the Monthly Settlement for the month in which the LC Reserve Amount is satisfied.  If established, the LC Reserve Account shall be held for the benefit of Bank, shall only be used by Bank as permitted in Section 3(a)(i) of Schedule 9.5 (Reserve Requirements), and released in accordance with Section 5 of Schedule 9.5.

b.	The definition of “Program Expenses” is amended by adding the following new subparagraph (g):

“(g) costs associated with [●]”

17.

Amendment of Schedule 1.1(j).  The Parties understand that LIBOR will be discontinued and that a replacement will be needed for purposes of determining Funding Costs in connection with the calculation of the Macy’s Profit Share.  The LIBOR replacement shall approximate the historical LIBOR rates previously used to calculate the Macy’s Profit Share so as not to disadvantage either Party with respect to future calculations of the Macy’s Profit Share because of the LIBOR discontinuance.  The LIBOR replacement may include an index with credit spread and other adjustments, as necessary to match the historical variability of LIBOR. The Parties agree to negotiate in good faith to identify a LIBOR replacement prior to the LIBOR Transition Date.  Any dispute among the Parties with respect to identifying a LIBOR replacement shall be resolved in accordance with Section 12.3.

18.	Amendment of Schedule 3.2(g). Schedule 3.2(g) is amended by adding the following new subparagraph (xi):

“(xi) any [●].”

19.

Amendment of Schedules.  The Program Agreement is amended by deleting Schedule 1.1(m) in its entirety and Exhibit A to Schedule 1.1(i) in its entirety, and adding the following new Schedules/Exhibits: Exhibit A to Schedule 1.1(i) as set forth in Exhibit D; Schedule 9.5 as set forth on the attached Exhibit E; and Schedule 11.3(g) as set forth on the attached Exhibit F.

20.

Within [●] following the Sixth Amendment Effective Date, the Parties agree to use commercially reasonable efforts to review and evaluate the items set forth in Exhibit B, in accordance with Article III of the Agreement, for the purpose of identifying potential improvements, income streams, and cost-savings for the Program.

21.

Termination of Letter Agreement Dated October 30, 2019 (“Letter Agreement”).   On the Sixth Amendment Effective Date, the Letter Agreement will be deemed terminated[●].  Notwithstanding the foregoing, the Parties agree that Bank may continue to[●].

22.

Effect of Amendment.  This Sixth Amendment is hereby incorporated into and made a part of the Program Agreement.  Except as otherwise expressly provided herein, all of the terms and conditions of the Program Agreement shall remain in full force and effect without modification.

[Signature Page Follows]

MACY’S COMPANIES:CITI:

MACY’S, INC.DEPARTMENT STORES NATIONAL BANK

By: /s/ Adrian MitchellBy: /s/ David Chubak

Name:AdrianMitchellName: David Chubak

Title:   Chief Financial OfficerTitle:    Chief Executive Officer

FDS BANKCITIBANK, N.A. [solely with respect to Section 6(a)]

By: /s/ Teresa HuxelBy: /s/ Craig Vallorano

Name:  Teresa HuxelName:  Craig Vallorano

Title:     PresidentTitle:    Senior Vice President

MACY’S CREDIT AND CUSTOMER SERVICES, INC.

By: /s/ Teresa Huxel

Name:  Teresa Huxel

Title:    Vice President

BLOOMINGDALE’S, LLC

By: /s/ Adrian Mitchell

Name: Adrian Mitchell

Title:   Vice President

For purposes of Section 6(a) only:

FDS THRIFT HOLDING CO., INC.

By: /s/ Paul Griscom________________

Name:  Paul Griscom

Title:    Vice President

EXHIBIT A

[●]

EXHIBIT B

The Parties agree to use commercially reasonable efforts to review and evaluate the items set forth below as further described in Attachment 1 to this Exhibit B.

1)	Process Changes and Simplification – [●]

2)	Underwriting Initiatives – [●]

3)	Innovation Initiatives – [●]

4)	Marketing – [●]

ATTACHMENT 1-1

To

EXHIBIT B

Reduce Complexity/Process Improvement

[●]

ATTACHMENT 1-2

to

EXHIBIT B

Risk Management / Underwriting Commitment

[●]

Citi Underwriting Enhancements

[●]

ATTACHMENT 1-3

to

EXHIBIT B

Tech and Initiative Timelines

[●]

ATTACHMENT 1-4

to

EXHIBIT B

Marketing Commitment

[●]

EXHIBIT C

SCHEDULE 1.1(g)

Bank Servicing Charge and Macy’s Servicing Charge

Bank Servicing Charge

(a)    For each Fiscal Month, the sum of (i) [●] (whether or not calculated on a unit basis) incurred by Bank and its Affiliates during such Fiscal Month in providing the [●]; provided that (A) no costs in connection with [●] shall be included in the Bank Servicing Charge, (B) subject to paragraph (c) below, the amount included in the Bank Servicing Charge in respect of costs and expenses relating to [●], including any and all amounts payable [●] in connection with the foregoing, [●], shall be equal to the[●], but shall not exceed [●]and (C) costs incurred in connection with any change to[●] shall be included in the Bank Servicing Charge only to the extent such inclusion was approved by the Operating Committee or such change is set forth in Section 7.4(d), plus (ii) [●], plus (iii) [●], plus (iv) [●] divided by twelve (12).  For the avoidance of doubt [●] represent [●]which shall not be duplicated in any other Program Expense and, except to the extent permitted to be charged pursuant to clause (A), (B), or (C) of this paragraph, or specifically agreed to in this Sixth Amendment, or otherwise agreed to in writing by the Parties or approved by the Operating Committee, any costs incurred by Bank in connection with [●].

(b)   For purposes of the foregoing paragraph, the costs to be included in the Bank Servicing Charge shall be (i) [●] and (ii) [●] which, for the avoidance of doubt, means that such costs are not subject to, or included in the calculation of [●].

(c)   In the event that Bank notifies Macy’s that, subject to Macy’s consent [●], Bank and its Affiliates intend [●]for all of the Retail Services Credit Card Programs, then if all of the following are satisfied, in the event Macy’s fails to give its consent to the change[●], and Bank implements such change with respect to all of the Retail Services Credit Card Programs other than the Program, [●]shall cease to apply: (i) Bank shall have given no less than twenty-four (24) months prior written notice before implementing such change, (ii) such change will be implemented not less than twenty-four (24) months prior to the end of the Term, (iii) such change will be implemented such that all provisions of [●] shall be fully satisfied in connection with, and after giving effect to, such change and (iv) Bank shall pay all costs (and shall reimburse Macy’s for all of its costs and expenses (including all internal and personnel costs) relating to such change.

(d)  As used herein:

(i)      Technology Active Accounts: For any period, Accounts, excluding charged-off Accounts, that had a balance or a monetary posting or authorization activity, as reported on [●] or any successor report providing such data, for the report date.  For the purposes of this definition, General Purpose Accounts, Private Label Accounts and, following the Co-Branded New Issuance Conversion Date, Co-Branded Accounts (“classic accounts”) shall count as separate Accounts even if they are linked to the same Credit Card.

(ii)   [●]:  as incurred consistent with GAAP associated with providing the services set forth in Section 4.3 and Schedule 7.3 including the In-Scope Systems (as defined in Exhibit C to this Schedule 1.1(g)).

(iii) [●]:  Costs, including but not limited to full-time employees (“FTE”), property, system, and Service Provider costs, that provide specific benefit to the Program but are not[●].  Notwithstanding the foregoing: (i) in no event will Bank’s [●]include costs for FTE that are more than two levels of management from the FTE providing the daily or routine account-level interaction with the Program. For purposes of clarification, the cost of all Service Providers should be charged on pass-through basis net of all then-existing discounts, rebates, and other incentives in a manner that is consistent with each Party’s past practices.

(iv)	Average Active Accounts: The sum of Technology Active Accounts in each Fiscal Month of a Fiscal Year divided by twelve (12).

(v)     [●]:  [●]per the scope set forth in [●], which, for the avoidance of doubt, shall exclude the costs of operating and maintaining Bank’s e-commerce platform.

(vi)

[●]:  [●] times the number of Average Active Accounts for such Fiscal Year.  The foregoing amount shall be adjusted annually by the CPI.     Parties agree to discuss whether the cost per Average Active Account may be reduced in the event of a material increase in the number of Average Active Accounts.

(vii)

[●]:  the sum of (i) [●], (ii) the product of (A) the number of [●] executed [●]on [●] during such Fiscal Year in excess of [●] and (B) [●], and (iii) [●].  The foregoing amount shall be adjusted annually by the CPI.

(viii) [●]:  The sum of the [●] and the [●].

(ix)

CPI: Defined as the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, as published by the United States Department of Labor Bureau of Labor Statistics, or any successor organization (“CPI”).

(x)

[●]:  Costs, including but not limited to[●].  For purposes of clarification, the cost of [●]should be charged on pass-through basis net of all then-existing discounts, rebates, and other incentives in a manner that is consistent with each Party’s past practices.

(xi)	[●]: For each Fiscal Year, the sum of (i) [●], (ii) [●], and (iii) [●]. For the avoidance of doubt, each such charge shall be pro-rated for any year in which[●].

(xii)	Overhead: Costs, including but not limited to [●]. For avoidance of doubt, Overhead is accounted for as described in [●]and will not be charged as an expense more than once.

For the avoidance of doubt, an illustrative example of the additional elements of the Bank Servicing Charge as of [●] is set forth in [●].

EXHIBIT A TO SCHEDULE 1.1(g)

MACY’S

[●]

For the avoidance of doubt, [●] are excluded from the Macy’s Servicing Charge in accordance with section (a) of the Macy’s Servicing Charge in Schedule 1.1(g) as these expenses are covered by [●].

COMPONENTS OF BANK SERVICING CHARGE

[●]

ATTACHMENT 1

to

EXHIBIT A TO SCHEDULE 1.1(g)

[●]

For the avoidance of doubt, a) the illustrative example listed above in this Attachment 1 to Exhibit A to Schedule 1.1(g) is only intended to cover the Bank Servicing Charge components that are changing as a result of the Sixth Amendment and is not meant to be an illustrative example of the entire Bank Servicing Charge for the Fiscal Years set forth above. Nothing in this Attachment 1 to Exhibit A is intended to limit Bank’s rights under Schedule 1.1(g).  Bank agrees to discuss with Macy’s Companies[●]within [●]

following the Sixth Amendment Effective Date.

EXHIBIT D

Exhibit D: Structural Changes to Macy’s Pre-Tax Profit, Macy’s Profit Share, Program Expenses and Macy’s P&L

[●]

For the avoidance of doubt, Bank Overhead expense is accounted for as provided in [●] and shall not be duplicated in any other charge.

EXHIBIT E

Schedule 9.5

Reserve Requirements

1.	Additional Definitions.

“Reserve Measurement Period” means the period of three consecutive months immediately preceding Bank’s written request to establish a reserve.

2.Establishment of Reserve.

(a)   If a Credit Rating Condition occurs (as defined in Section 7.1 of the Agreement), then Bank may establish a reserve (the “Reserve”) as set forth in this Schedule.

(b)   If a Credit Rating Condition occurs, within [●] after a written request by Bank, Macy’s, Inc. shall fund an irrevocable standby letter of credit in a form reasonably acceptable to Bank that is from a financial institution (other than Bank or any of its Affiliates) with a “Bank Rating” of at least A- by Standard & Poor’s Ratings and at least A3 by Moody’s Investors Service, or from Macy’s, Inc.’s consortium of banks (the “Consortium”) (a “Letter of Credit”), in an amount equal to [●] of [●]for the Reserve Measurement Period (the “LC Reserve Amount”).  As of the Sixth Amendment Effective Date, the Consortium members [●] are [●]. Consortium members are subject to change.  From time to time, upon Bank’s request, Macy’s Companies will provide to Bank the list of Consortium members.

(c)  The Reserve shall be available to reimburse Bank for losses arising out of amounts owing from the Macy’s Companies to Bank with respect to [●] (collectively, “Credit Risk Exposures”) to the extent such amounts have not been paid by the Macy’s Companies and have not been recouped, set-off or otherwise deducted from amounts owed by Bank to the Macy’s Companies in accordance with this Agreement.  Prior to drawing on the Reserve, Bank shall provide Macy’s Companies written notice of non-payment for information purposes only and shall be entitled to draw on the Reserve [●]any outstanding amounts that remain unpaid.

3.Draws from Letter of Credit.

(a)  Subject to the last sentence of this Section 3, the Macy’s Companies acknowledges that Bank is entitled to make a full or one or more partial draws on the Letter of Credit as follows:

(i)

in order to reimburse Bank for losses arising out of amounts owing from the Macy’s Companies to Bank in respect of Credit Risk Exposures that have not been paid by Macy’s Companies or recouped, set-off or otherwise deducted from amounts owed by Bank to Macy’s Companies pursuant to this Agreement; or

(ii)

if the Letter of Credit is not renewed by the date that is [●]prior to the expiration date (but only if the Reserve is still required to be maintained pursuant to the terms of this Schedule 9.5), on the condition that Bank establishes a cash reserve (the “LC Cash Account”) for the benefit of Bank and deposits the amount of such full or partial draw on the Letter of Credit remaining after use of such cash for the purposes in (i) above in the LC Cash Account, and such amount shall be held and applied in accordance with the provisions of this Schedule 9.5.

(b)

In connection with any full or partial draw of the Letter of Credit or the LC Cash Account or LC Reserve Account, as applicable, Bank shall simultaneously deliver to Macy’s, Inc. a statement setting forth in reasonable detail the reason for such full or partial draw.  In furtherance of the foregoing, the Macy’s Companies shall cause the Letter of Credit, and Bank shall be entitled to cause the LC Cash Account and LC Reserve Account, as applicable, to remain available for full or partial draws by Bank as set forth above until such time as Bank releases such Letter of Credit pursuant to Section 5 below, and Bank may seek an additional Letter of Credit up to the Letter of Credit Reserve Amount.

4.Representations.  The Macy’s Companies represents that it does not need the consent of the requisite agents and lenders to each of its agreements, notes or other similar instruments evidencing secured indebtedness of the Macy’s Companies to the entry into this amendment, including the rights provided to Bank in this Schedule 9.5 and Schedule 1.1(i) to establish, fund, maintain, draw, replenish and provide Bank with a security interest in the LC Cash Account or the LC Reserve Account, if applicable.

5.Release.

(a)

Bank shall release Macy’s, Inc. from its obligations under this Schedule 9.5 and Section 7.1 of the Agreement to fund and maintain the Reserve if (i) the following two credit rating agencies rate Macy’s, Inc.’s corporate debt rating at or above the respective levels indicated below, or (ii) one of the credit rating agencies rates Macy’s, Inc.’s corporate debt rating at or above the respective levels indicated below and the corporate debt rating is withdrawn by the other credit rating agency (such condition a “Credit Rating Improvement”).

Credit Rating AgencyRating

Moody’s Investors Service- Corporate Family Rating:[●]

S&P Global- Issuer Credit Rating (Local Currency LT)[●]

(b)

In the case of a release, Bank shall, within [●]of a Credit Rating Improvement (as long as a Credit Rating Condition has not recurred as of such date), (i) deliver the Letter of Credit to (at Macy’s Inc.’s election) Macy’s, Inc. or the issuing institution, and (ii) to the extent the Reserve was funded through  amounts drawn from the Letter of Credit that remain in the LC Cash Account or funds remain in the LC Reserve Account, remit to Macy’s, Inc. the balance of the LC Cash Account or the LC Reserve Account, as applicable.

(c)	A release under this Section 5 shall not prevent Bank from re-establishing the Reserve pursuant to Section 2 above for events occurring after such release.

6.Post-Termination.  In the event this Agreement expires or is terminated and Macy’s gives written notice that it shall not exercise its option referred to in Section 16.2 of this Agreement or otherwise fails to exercise its purchase option within the time period specified in Section 16.2, and if Bank is not obligated to release Macy’s, Inc. from its obligations pursuant to Section 5 above, the Letter of Credit, the LC Cash Account, or the LC Reserve Account, as applicable, shall remain available for full or partial draws by Bank and, in connection with any full or partial draw of the Letter of Credit, the LC Cash Account, or the LC Reserve Account, as applicable, for a period of [●] following the date on which Credit Cards are no longer accepted for payment in Macy’s Channels.

EXHIBIT F

SCHEDULE 11.3(g)

FIREARMS

Macy’s Companies will, and will cause its Affiliates to, comply with and maintain policies and procedures consistent with the following:

1.	Only sell firearms to individuals who have passed a completed background check;
2.	Do not sell High Capacity Magazines[1] or bump stocks;
3.	Only sell firearms to purchasers under age 21 if they meet one of the following criteria:
a.	The purchaser has received firearms training as active or former members of the military or law enforcement; or
b.	The purchaser has provided verification that they have successfully completed a gun safety/hunter safety training by a certified instructor, as detailed below.

Acceptable gun safety/hunter safety trainings include the following:

1)	An approved hunter education course from a qualified entity, such as the International Hunter Education Association;
2)

A firearms safety or training course or class available to the general public offered by a law enforcement or other agency of a state, county, town or similar governmental unit such as a Fish & Wildlife or Agriculture agency;

3)

A firearms safety or training course offered to law enforcement officers, security guards, investigators, deputy sheriffs, or any division or subdivision of a law enforcement or security enforcement agency provided by a state or county law enforcement agency; or

4)

A firearms training or safety course or class conducted by a state certified or National Rifle Association certified firearms instructor or a certified military firearms instructor that provides, at a minimum, a total of at least two hours of firing training at a firing range and a total of at least four hours of classroom instruction, which may include a video, that focuses on: (A) the safe use, handling and storage of firearms and firearm safety in the home; and (B) education on the firearms laws of the State in which such purchases take place.

[1]

High Capacity Magazines” means, for long guns, magazines with a capacity of more than 10 rounds; and, for handguns, magazines which either extend beyond the bottom of the pistol grip or attach outside the pistol grip, AND hold more than 10 rounds.